Exhibit 10.5

Jumia Technologies AG

Stock Option Program 2019

- Terms and Conditions -

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Recitals

(A)

The participation of the management and key employees in the long-term economic risks and opportunities of the relevant business operation is an important component of an internationally competitive remuneration system.

(B)

For this purpose, Jumia Technologies AG (the “Company”) intends to implement a stock option program (the “SOP 2019”) to grant stock options to members of the management board of the Company (the “Management Board”) and key employees of the Company as well as to members of the management and key employees of companies affiliated with the Company within the meaning of §§ 15 et seq. of the German Stock Corporation Act (Aktiengesetz, the “AktG”) (each an “Affiliated Company” and together the “Affiliated Companies”). The SOP 2019 shall entitle each of the beneficiaries to acquire a specified number of ordinary bearer shares with no-par value (auf den Inhaber lautende Stammstückaktien) of the Company with a pro rata amount in the share capital of the Company of EUR 1.00 per share (each a “Share” and together the “Shares”).

(C)

With resolution dated 15 February 2019 (the “SOP Resolution”) the Company’s general meeting (Hauptversammlung) authorized the Management Board and – with respect to the members of the Management Board – the supervisory board of the Company (the “Supervisory Board”) to grant in total 2,692,876 stock options (each a “Stock Option” and together the “Stock Options”) to the beneficiaries. The same general meeting also created a conditional capital (bedingtes Kapital) of up to EUR 2,692,876.00 (the “Conditional Capital 2019/I”) in order to fund the Stock Options. The general meeting has authorized the Management Board, and with respect to members of the Management Board the Supervisory Board, to determine the further details of the SOP 2019, in particular concerning the grant of Stock Options and the relevant terms and conditions in accordance with the parameters set forth in the SOP Resolution.

(D)	These terms and conditions (the “Rules”) establish the rules pursuant to which the Stock Options under the SOP 2019 can be granted and exercised.

§ 1

Eligibility

(1)	Under the SOP 2019, Stock Options may be granted only to the following groups of beneficiaries:

(a)	members of the Management Board (“Group 1”);

(b)	selected employees of the Company (“Group 2”);

(c)	members of the management of Affiliated Companies (“Group 3”); and

(d)	selected employees of Affiliated Companies (“Group 4”).

Each beneficiary, who is not a member of the Management Board (each member of the Management Board an “MB” and collectively the “MBs”) or the management of an Affiliated Company, must be considered by the Management Board – in its sole discretion – a key expert (independent of a grade).

(2)

The Management Board, and with respect to MBs the Supervisory Board, will – in its sole discretion – designate the individuals to whom Stock Options under the SOP 2019 will be granted (the “Participants” and each a “Participant”) as well as the amount of Stock Options to be granted to the respective Participant.

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§ 2

Plan Volume and Grant of Stock Options

(1)	The aggregate number of Stock Options which may be granted under the SOP 2019 is 2,692,876. The aggregate number of Stock Options may be allocated to the groups of beneficiaries as follows:

(a)	Group 1 shall receive up to 269,288 Stock Options;

(b)	Group 2 shall receive no Stock Options;

(c)	Group 3 shall receive up to 807,863 Stock Options; and

(d)	Group 4 shall receive up to 1,615,725 Stock Options.

Participants that belong to several groups of beneficiaries as set out in § 1 (1) shall be granted Stock Options only with respect to their belonging to one of the groups of beneficiaries and only from the number of Stock Options allocated to the respective group of beneficiaries as set forth in the foregoing sentence. The Management Board, and with respect to MBs the Supervisory Board, will – in its sole discretion – decide the attribution of such Participant to the respective group of beneficiaries.

(2)

The Stock Options will be granted to each Participant by a separate grant agreement (Zuteilungsvereinbarung). Any grant of Stock Options is subject to a continuing and unterminated (ungekündigt) service or employment relationship between the relevant Participant and the Company or an Affiliated Company at the relevant Grant Date (as defined under § 2 (3) below).

(3)	Stock Options may be granted to the Participants in one or more tranches:

(a)	after the registration of the Conditional Capital 2019 in the German commercial register (Handelsregister) until 31 December 2019 (“Initial Grant Period”); and

(b)	subsequently:

(i)

prior to an initial admission of the Shares of the Company or the American Depository Shares of the Company representing an equivalent ownership interest in such Shares of the Company (the “ADS”) to trading on a stock exchange (the “Listing”): within three (3) weeks after the publication of the annual accounts of the Company;

(ii)	after a Listing: within three (3) weeks after the publication of a quarterly financial report, a half year report or the annual accounts of the Company

(each a “Subsequent Grant Period”).

Participants who for the first time enter into a service or employment agreement with the Company or an Affiliated Company can, at the time of signing of the service or employment agreement, be promised a grant of Stock Options during one of the aforementioned grant periods at a later point in time.

The date on which a grant becomes effective, which shall be the date of the signing of the relevant grant agreement or a later effective date specified therein, is referred to as the “Grant Date”.

(4)

Subject to (i) a forfeiture or a reduction of the number of Stock Options pursuant to § 6 and/or § 12 below and (ii) to the satisfaction of the terms and conditions set forth in these Rules, each Stock Option granted under the SOP 2019 entitles the Participant holding such Stock Option to acquire one (1) Share in the Company against payment of the Exercise Price (§ 3).

(5)	In fulfilment of the Stock Options the Company, represented by the Management Board (with respect to MBs by the Supervisory Board), may, at its sole discretion:

(a)

deliver the number of Shares with respect to which the Stock Options are being exercised (the “Exercise Shares”) out of the Conditional Capital 2019 or from treasury shares or from a combination of both, in case and upon a Listing of ADS of the Company on a stock exchange to the depositary of the Company (from time to time) (the “Depositary”) and the Depositary shall be

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instructed to deliver to the Participant ADS representing an ownership interest in such Exercise Shares and cause the ADS (to the extent not already on deposit) to be included in the book entry transfer system managed by The Depository Trust Company and to be credited to the securities account of the Participant with The Depositary Trust Company or directly or indirectly a participant thereof. Upon such ADSs being so credited, the Exercise Shares shall be considered to have been issued by the Company to the Participant without any further action being required (such procedure the “Issuance”); and/or

(b)

instead of the delivery of all or some of the Exercise Shares make a cash payment to the Participant in an amount equal to the excess, if any, of (i) the product of the closing price (Schlusskurs) of the ADS on the New York Stock Exchange (or a comparable successor system) multiplied by the number of ADS representing an ownership interest in one Exercise Share (if applicable) (the “Relevant Closing Price”) on the day of receipt of the Exercise Notice (as defined under § 8(1) below) by the Company multiplied by the aggregate number of Exercised Shares to be settled in cash over (ii) the Exercise Price (§ 3) multiplied by the aggregate number of Exercise Shares to be settled in cash or, in case the Participant has already paid to the Company the Exercise Price for all Exercise Shares to be settled in cash, EUR 0.

§ 3

Exercise Price

The price at which one (1) Share may be issued upon exercise of one (1) Stock Option (the “Exercise Price”) is EUR 1.00 as adjusted pursuant to § 14 below.

§ 4

Exercise Conditions

Any exercise of the Stock Options requires satisfaction of all of the following conditions (the “Exercise Conditions”):

(a)	the Performance Target (§ 5) has been reached;

(b)	the relevant Stock Options have vested (§ 6 (2));

(c)	the applicable Waiting Period (§ 7(1)) has expired;

(d)	an Exercise Period (§ 7 (2)) has started and not yet ended;

(e)	the exercise has not been temporarily suspended in accordance with§ 18 (2);

(f)	the Expiry Date (§ 11 (2)) for the Stock Options to be exercised has not passed; and

(g)

the Participant accedes to the shareholders’ agreement regarding the Company concluded between all shareholders of the Company on 18 December 2018 (Deed Roll No. R 1076/2018 of the notary Hans-Hermann Rösch, Berlin) as amended or restated from time to time, (the “Post-Conversion Shareholders’ Agreement”), if a Listing has not occurred until the date of exercise of the Stock Options (§ 8  (3)).

§ 5

Performance Target

(1)	For purposes of this § 5:

(a)	“GMV” means Gross Merchandise Volume; and

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(b)	“Jumia Group” means the Company and any company included in the consolidated financial statements (Konzernabschluss) of the Company at the relevant point in time.

(2)	Stock Options may only be exercised if at least the following criteria is met:

The average annual growth rate (previous business year compared to current business year) of the GMV of Jumia Group, expressed in local currency (adjusted for inflation and local currency exchange rates), amounts to at least 10 % during the four years of the Waiting Period (§ 7 (1)), i.e. individual years may show a higher or lower growth rate as long as the four-year-average growth rate is at least 10%

(the “Minimum Performance Target”).

(3)

The Management Board is entitled, with the prior approval of the Compensation Committee of the Supervisory Board, and in the absence of a Compensation Committee, the Supervisory Board, to determine – in addition to the Minimum Performance Target – one or more additional performance targets (e.g. certain relevant benchmarks such as growth, profitability and/or KPI targets) for each grant of Stock Options to Participants (the “Additional Performance Targets”; Minimum Performance Target and Additional Performance Targets each also a “Performance Target”). With respect to MBs the Compensation Committee of the Supervisory Board, and in the absence of a Compensation Committee, the Supervisory Board is entitled – in its sole discretion – to determine Additional Performance Targets for each grant of Stock Options to Participants.

(4)	If the Performance Target is not achieved by the end of the Waiting Period(§ 7 (1)), all Stock Options granted shall forfeit completely without any further consideration.

§ 6

Vesting

(1)	For the purpose of this § 6:

(a)	“Scheduled Vesting Date” means the date on which the Stock Options will vest pursuant to § 6 (2);

(b)	“Partial Vesting Period” means the twelve months period ending on a Scheduled Vesting Date that include (parts of) a Suspension Period; and

(c)

“Suspension Period” means an uninterrupted period for which the employment relationship of the respective Participant has been suspended (ruhendes Arbeitsverhältnis) without entitlement to continued remuneration (ohne Entgeltfortzahlung) (the “Suspension”) due to e.g. sickness, parental leave, nursing care (Pflegezeit), military service, sabbatical or comparable grounds.

(2)

Subject to § 6 (4) to § 6 (6) and § 12 of these Rules, the Stock Options granted to a Participant will vest and – subject to the fulfilment of the further Exercise Conditions – become exercisable in one or several tranches in accordance with a vesting schedule in accordance with § 6 (3) and subject to the following minimum conditions:

(a)	the vesting schedule shall provide for a cliff of at least six (6) months after the Grant Date before the first tranche of the Stock Options shall vest; and

(b)

the vesting schedule shall provide for the Stock Options to vest over a time period of at least four (4) years with respect to grants which value exceeds EUR 200,000.00 on the Grant Date (the amount of which shall be calculated based upon the Relevant Closing Price on the Grant Date, if applicable, multiplied with the number of granted Stock Options).

(3)

Subject to the minimum conditions pursuant to § 6 (2) and with the prior approval of the Compensation Committee of the Supervisory Board, and in the absence of a Compensation Committee, the Supervisory Board, the Management Board will determine relevant criteria for the vesting schedule and may, inter alia, determine certain operational or other performance criteria (e.g. certain relevant benchmarks such as

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growth, profitability and/or KPI targets) or time criteria for such vesting schedule and will also take into account the overall pool of Stock Options remaining available. The Management Board shall decide – in its sole discretion – on each specific grant of Stock Options to Participants within the limits set by the prior approval of the Compensation Committee of the Supervisory Board or the Supervisory Board (as applicable) – always subject to the minimum conditions pursuant to § 6 (2). With respect to MBs, the Compensation Committee of the Supervisory Board, and in the absence of a Compensation Committee, the Supervisory Board shall – in its sole discretion – determine such vesting schedule for each grant of Stock Options to Participants subject to the minimum conditions pursuant to § 6 (2).

(4)

In case of a Suspension: (i) the vesting pursuant to § 6 (2) will remain unaffected for a period up to (and including) the first (1st) month of the Suspension Period; and (ii) for any part of the Suspension Period exceeding one (1) month no Stock Options will vest and the number of Stock Options that vest on a Scheduled Vesting Date (the “Nv”) shall be calculated in accordance with the following formula:

Nv	=	Ni – [(DSP / 360) x Ni]

Ni	=	number of Stock Options that would vest pursuant to § 6 (2) on the relevant Scheduled Vesting Date (the “Relevant Vesting Date”) in the absence of a Suspension

DSP	=

number of days of Suspension exceeding the first (1st) month of the Suspension Period (to the extent such first (1st) month falls within the Partial Vesting Period as opposed to prior Partial Vesting Periods) during the Partial Vesting Period ending on the Relevant Vesting Date; each full month of the Suspension Period shall be calculated with 30 days

Any fractions shall be rounded down to the next full number; such fractions shall be carried forward and be taken into account when calculating the number of Stock Options vested on the next Scheduled Vesting Date. Any fractions of a Stock Option remaining on the Final Vesting Date shall be compensated by the Company by way of a cash payment, the amount of which shall be calculated pursuant to § 2 (5)(b) based upon the Relevant Closing Price on the Final Vesting Date. All of the Stock Options that are not vested in accordance with this § 6 (4) on the Relevant Vesting Date (excluding fractions carried forward or compensated, as the case may be, pursuant to the previous two sentences) will be forfeited without entitlement to compensation.

For the avoidance of doubt, after the end of a Suspension and subject to § 6 (4) and § 6 (5) and § 12 of these Rules any unvested and not forfeited Stock Options will continue to vest in accordance with the vesting schedule determined by the Management Board or with respect to MBs by the Supervisory Board.

(5)

If after a grant a Participant reduces on his or her own initiative his or her contractual working time (vertragliche Arbeitszeit) (compared to the working time as per the relevant Grant Date), the number of Stock Options vesting on each of the Scheduled Vesting Dates following this reduction shall be reduced in proportion to the reduction of the contractual working time. For the avoidance of doubt, the number of vesting Stock Options shall be reduced pursuant to sentence 1 only for the time period during which the contractual working time is reduced. Any Stock Options that will not vest in accordance with the previous sentence will be forfeited without entitlement to compensation.

(6)

The Management Board, and with respect to MBs the Supervisory Board, in its sole discretion may grant all or a portion of the Stock Options forfeited pursuant to § 6 (4) to the relevant Participant again (as a subsequent grant within the meaning of § 2 (3) (b)) if in the case of § 6  (4) the suspension of the employment relationship has ended.

§ 7

Waiting Period and Exercise Period

(1)	The waiting period until the date on which the Stock Options may initially be exercised is four (4) years commencing on the Grant Date (the “Waiting Period”).

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(2)	Subject to § 5 and after the expiry of the Waiting Period, all vested Stock Options may be exercised only

(a)	prior to a Listing: within three (3) weeks after the publication of a half year report or the annual accounts of the Company; and

(b)	following a Listing: within three (3) weeks after the publication of a quarterly financial report, a half year report or the annual accounts of the Company

(each an “Exercise Period”). Any exercise of Stock Options must be conducted in compliance with all applicable Insider Trading Rules (as defined in § 18 (1) below).

§ 8

Exercise Notice; Accession to Post-Conversion Shareholders’ Agreement

(1)

Subject to the fulfilment of the Exercise Conditions, the Participant may exercise all or part of his or her Stock Options in writing or by email (the “Exercise Notice”). The Exercise Notice has to be addressed to:

(a)	in case of an MB: the chairperson (Vorsitzender) of the Supervisory Board; and

(b)	in any other case: the Management Board (Vorstand)

It has to state the number of Stock Options that are exercised and the number of Shares to be delivered by Issuance (see § 2 (5) (a) above) following the exercise. With receipt of the Exercise Notice the Company initiates the Issuance for the number of Shares for which Stock Options are exercised.

(2)

The Exercise Notice shall be accompanied by sufficient funds for the Exercise Price and further expenses payable in respect of the number of exercised Stock Options and by sufficient funds for the estimated payroll taxes and employee social security contributions (if any) due and to be withheld on exercise by the Company, or any similar taxes and duties. The Shares will not be transferred to the Participant or the Depositary (as applicable) until full payment of the Exercise Price including taxes and social security contributions if and to the extent applicable.

(3)

The Exercise Notice must contain the declaration of the Participant that he/she accedes to the Post-Conversion Shareholders’ Agreement regarding the Company, if a Listing has not occurred until the date of the Exercise Notice. The Shares will only be transferred to the Participant or the Depositary (as applicable) after the Participant has acceded to the Post-Conversion Shareholders’ Agreement regarding the Company.

§ 9

Extraordinary Developments

(1)

For purposes of this § 9, “Extraordinary Events or Developments” means – always subject to mandatory law – situations where the potential gain realized by the Participant upon the exercise of Stock Options (i) is caused by unusual external events and developments and (ii) cannot be reasonably justified under any circumstances by the development or business perspective of the Company, also taking into account international remuneration and incentive standards. For the avoidance of doubt, the exercise of Stock Options by the Participant, as such, that results in an economic benefit for the Participant, does not constitute an Extraordinary Event or Development.

(2)

In case of Extraordinary Events or Developments, the Management Board, and with respect to MBs the Supervisory Board, is entitled to adjust upon receipt of an Exercise Notice by the Company in its discretion (pflichtgemäßes Ermessen) the payout, in order to adequately limit (begrenzen) or eliminate, as the case may be, the effects of such Extraordinary Events or Developments. For the avoidance of doubt, such adjustment shall not result in a reduction or withdrawal of the Participant’s economic benefit achieved under the SOP 2019 prior to the occurrence of such Extraordinary Events or Developments. In any such case, § 87 (1) AktG must be observed.

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§ 10

Dividend Entitlement

(1)	For the purpose of this § 10:

(a)	“Current Market Value per Share” means the Relevant Closing Price on the Dividend Distribution Date;

(b)	“Dividend Distribution Date” means a day on which the Company’s general meeting resolves on the distribution of dividends to the shareholders of the Company; and

(c)

“Specified Number of Stock Options” means the total number of vested unexercised Stock Options held by the Participant (taking into account any reduction of such number according to § 12) on the Dividend Distribution Date.

(2)

The Stock Options held, vested and not yet exercised by the Participant shall entitle the Participant to an annual cash bonus (in each case a “Dividend Bonus”) to be calculated in accordance with the following formula:

[(CMV-Exercise Price per Share) x NSO / (CMV- EUR 1)] x DpS

CMV = Current Market Value per Share

NSO = Specified Number of Stock Options

DpS = dividend per Share paid by the Company to the Company’s shareholders

In the event that more than one dividend distribution is made in the course of a calendar year, the Dividend Bonus shall be the sum of the Dividend Bonuses earned on account of each dividend distribution by applying the formula set forth in the previous sentence individually for each such dividend distribution within a calendar year.

(3)

The Dividend Bonus shall be determined by the Management Board, and with respect to MBs by the Supervisory Board, within the first three calendar months following the end of the calendar year to which the Dividend Bonus relates (the “Determination Period”).

(4)	The Dividend Bonus will be paid out to the relevant Participant only:

(a)	to the extent the Participant has duly exercised his or her Stock Options for which a Dividend Bonus has been earned; and

(b)	after one month of the end of the next Determination Period following the exercise of the Stock Options;

subject to any taxes and/or employee social security contributions (if any) due and to be withheld by the Company, or any similar taxes and duties. For the avoidance of doubt, the Participant shall not be entitled to a Dividend Bonus payment for any Stock Options that have not been exercised.

(5)

The entitlement to the Dividend Bonus shall survive the termination of the Participant’s office and service agreement as member of the Management Board or, in any other case, of the Participant’s service or employment agreement (as the case may be) to the extent that the Participant still holds Stock Options not yet exercised and not forfeited pursuant to these Rules.

§ 11

Expiry Date of the Stock Options

(1)	The Stock Options will not expire until the Listing occurs.

(2)	After the Listing has occurred, all unexercised Stock Options will expire without compensation seven (7) consecutive years following the expiration of the Waiting Period (the “Expiry Date”).

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(3)

Notwithstanding anything contained in these Rules, in no case will a Stock Option be exercisable later than the Expiry Date provided, however, that if the term of a Stock Option expires during a Black-Out Period (§ 18 (2)) or within ten (10) Trading Days after the date on which the Black-Out Period ends, then the term of such Stock Option will be extended to the date on which the next Exercise Period after the expiry of Black-Out Period ends. “Trading Day” means a day other than a Saturday or Sunday or public holiday on which the stock exchange where the Shares/ADS are listed is open for trading.

(4)	For the avoidance of doubt, after the Expiry Date the entitlement to the Dividend Bonus pursuant to § 10 shall lapse without compensation.

§ 12

Consequences of a Termination or Transition of Employment Relationship or of an Irrevocable Release

(1)

The Stock Options granted to a Participant will irrevocably cease to vest, and all of the unvested Stock Options will be forfeited without entitlement to compensation, at the date (the “Cancelation Date”) upon which one or more of the events specified under § 12 (1) (a) to § 12 (1) (d) (each a “Cancelation Event”) occur:

(a)

whatever event is the earliest: (i) a notice of termination of the service or employment relationship by the Company or an Affiliated Company (as the case may be) or by the respective Participant is received by the other party, (ii) a termination agreement between the Company or an Affiliated Company (as the case may be) on the one side and the respective Participant on the other side is signed by both parties (unless a different date is agreed upon in such agreement, in which case such date shall be the Cancelation Date) or (iii) the service employment relationship has ended. This § 12 (1) (a) shall not apply if the employment relationship is, without any interruption, continued between the respective Participant and an Affiliated Company or the Company, as the case may be;

(b)

transition of the employment relationship to a new employing entity which is not an Affiliated Company or the Company, as the case may be, such transition resulting from a transfer of business (Betriebs- oder Betriebsteilübergang), or the company at which the relevant Participant is employed ceases to be an Affiliated Company;

(c)	the respective Participant is irrevocably released (unwiderruflich freigestellt) from his or her obligation to work; and/or

(d)	notwithstanding § 12 (1) (a), the respective Participant has ceased holding his or her office as member of the Management Board of the Company.

(2)	If a Cancelation Event occurs and:

(a)	the relevant Participant’s service or employment relationship with the Company or an Affiliated Company (as the case may be) ends due to:

(i)

in case of an MB: the Participant’s voluntary resignation from office (Amtsniederlegung) prior to the regular end of his or her term of office and the Participant taking up employment with or assume an active management position or a remunerated consultant role with a direct competitor undertaking within six (6) months after the resignation; or

(ii)

in case of an MB: a revocation from office (Widerruf der Bestellung) by the Company in circumstances where there are grounds justifying a termination of the service relationship for good cause within the meaning of § 626 of the German Civil Code (Bürgerliches Gesetzbuch – “BGB”) irrespective of the preclusion period pursuant to § 626 (2) BGB; or

(iii)

in case of Participants not being an MB: a termination for good cause of the employment contract (außerordentliche Kündigung) by the Company or an Affiliated Company (as the case may be) within the meaning of § 626 BGB (or the equivalent provision of applicable foreign law);

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(iv)

notwithstanding any of the above, any termination of the service agreement or employment contract within four (4) years following the Listing, regardless of whether it is terminated by a Participant, by the Company, by an Affiliated Company or by mutual agreement; with regard to members of the Management Board, a service agreement is deemed to be terminated for purposes of this§ 12 (2) (a) (iv) also if the Supervisory Board, or the relevant member of the Management Board, decides after due negotiations within the four-year-period following the Listing not to prolong the service agreement between the Company and such member of the Management Board;

(such Participant a “Bad Leaver”) all unexercised Stock Options granted to the Bad Leaver (whether held by him/her or any third party) will be forfeited without entitlement to compensation;

(b)

the relevant Participant does not qualify as a Bad Leaver (such Participant a “Good Leaver”), such Good Leaver will retain all of the unexercised Stock Options which have vested in accordance with § 6 and § 12 (1) until the Cancelation Date. The terms and conditions set forth in these Rules (Waiting Period, Performance Target, Exercise Conditions etc.) will continue to apply unchanged to the Stock Options retained by the Good Leaver pursuant to this § 12 (2) (b).

(3)	Subject to § 12 (4),

(a)	any Exercise Shares and ADS delivered by an Issuance (§ 2 (5) (a)) and any cash settlement payments made by the Company pursuant to § 2 (5) (b) upon exercise of Stock Options; and

(b)	any Dividend Bonus earned on a Dividend Distribution Date

prior to the Termination Date shall remain unaffected by the forfeiture of Stock Options pursuant to § 12 (1) or § 12 (2) (a) (no “claw-back”).

(4)

The Management Board, and with respect to MBs the Supervisory Board, may agree with the relevant Participant in the respective grant agreement that a violation of a contractual and/or post-contractual non-compete obligation which has been, or will be agreed, with the relevant Participant, result in a forfeiture of the Stock Options granted to the relevant Participant and claw-back of Exercise Shares, ADS and Dividend Bonus.

§ 13

Transferability

Except for the transfer (i) by will or applicable laws of decent upon the death of the relevant Participant or (ii) with the prior written consent by the Management Board and with respect to MBs by the Supervisory Board, neither the Stock Options nor the rights of any Participant under any Stock Option or under the SOP 2019 are assignable or otherwise transferable.

§ 14

Adjustment in Case of Specific Capital and Other Structural Measures

(1)

For the purposes of this § 14 “Adjustment Event” means any capital measures (Kapitalmaßnahmen) and/or other structural measures (Strukturmaßnahmen) carried out by the Company, including capital increase, capital reduction, share split, reverse share split, merger, split-up, split-off, spin-off, issuance of convertible bonds or option bonds.

(2)	In the event of:

(a)	a capital increase from Company funds by the issuance of new shares (Kapitalerhöhung aus Gesellschaftsmitteln);

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(b)	a reduction in the number of Shares by merging Shares without capital reduction (reverse share split) or an increase in the number of Shares without capital increase (share split);

(c)	a capital reduction (Kapitalherabsetzung) with a change in the total number of Shares issued by the Company; or

(d)	any other Adjustment Event having an effect similar to any of the foregoing;

the Management Board, with respect to MBs the Supervisory Board, shall establish financial equality for the Participant in order to prevent that such Adjustment Event results in a dilution or enlargement of the benefits or potential benefits intended to be made available under the outstanding Stock Options. In such an Adjustment Event the financial equality shall preferably be established by adjusting the number of Stock Options (subject to available funding with Shares).

(3)	For the avoidance of doubt, no adjustment pursuant to § 14 (2) shall occur in the event of:

(a)	a capital increase from Company funds without the issue of new shares (Kapitalerhöhung aus Gesellschaftsmitteln ohne Ausgabe neuer Aktien); and

(b)	a capital reduction without a change in the total number of Shares issued by the Company.

(4)	If an adjustment occurs in accordance with this § 14, fractions of shares will not be granted on the exercise of Stock Options nor will they be compensated by a payment in cash.

(5)	For the avoidance of doubt, § 9 (1) AktG applies mutatis mutandis to Stock Options which have been adjusted pursuant to this § 14.

§ 15

Change of Control

(1)	For the purposes of this § 15:

(a)

“Cancelation Request Date” means the day on which the Cancelation Request (as defined in § 15 (2) below) was sent (abgesendet) or received (zugegangen) (as the case may be) by the Management Board, and with respect to MBs by the Supervisory Board;

(b)

“Change of Control” means (i) a transaction or series of related transactions in which a person or entity (other than a wholly-owned direct or indirect subsidiary of the Company) alone or acting in concert with other persons or entities acquires (y) a majority of the shares of the Company outstanding immediately prior to such transaction or series of related transactions (except such transactions occur in connection with the Listing) or (z) all or substantially all of the Company’s assets; and (ii) a merger or another similar business combination transaction of the Company with or into another entity which is not a wholly-owned direct or indirect subsidiary of the Company having an effect similar to the events described under (i) (y) or (z) above;

(c)	“Change of Control Date” means the day on which a Change of Control occurs; and

(d)

“Relevant Share Price” means (i) if the Change of Control takes place as a result of a voluntary takeover offer, or a mandatory takeover offer is triggered by a Change of Control, the per Share price, respectively the price for one or more ADS representing in total an ownership interest in one Share, offered to the shareholders of the Company in such takeover offer and (ii) in any other case, the volume weighted average Relevant Closing Price on the 30 consecutive Trading Days prior to the Change of Control Date.

(2)	In the event of a Change of Control,

(a)	the Management Board, with respect to MBs the Supervisory Board, (as constituted immediately prior to the Change of Control Date) in relation to the Participant; and

(b)	each Participant in relation to his or her Stock Options

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may request (the “Cancelation Request”) that a portion of the then-outstanding vested Stock Options which is equal to the portion of the Shares or assets (as the case may be) of the Company acquired in the relevant Change of Control event by the persons or entities acquiring control and all rights attached thereto shall be cancelled in exchange for a payment by the Company of an amount equal to the excess, if any, of (i) the product of the Relevant Share Price multiplied by the number of Stock Options cancelled over (ii) the aggregate Exercise Price for all such cancelled Stock Options, but less any applicable taxes, social contributions or other required withholdings (the “Cancelation Consideration”). No Cancellation Request may be made to the extent the Participant is granted a tag along right by the shareholders of the Company permitting the Participant to sell a pro rata share of his or her vested Stock Options or – following an exercise thereof Exercise Shares respectively ADS, to the persons or entities acquiring control. The remaining vested Stock Options not subject to a Cancelation Request or sold based on a tag along right remain unaffected. With respect to some or all of the Stock Options which are not vested in accordance with § 6 (2) on the Change of Control Date the Management Board, and with respect to MBs the Supervisory Board, may in its sole discretion chose to grant the Participant another performance based compensation (including stock appreciation rights, phantom stocks or other stock options), which is economically equivalent to the relevant unvested Stock Options, which will then be cancelled in exchange.

(3)

A Cancelation Request may be made at any time in the period beginning one (1) month prior to, and ending three (3) months after the Change of Control Date. For the avoidance of doubt, a Participant may not request the cancelation of Stock Options which are not vested in accordance with § 6 (2) on the Change of Control Date.

(4)	The Cancelation Consideration shall be paid by the Company as soon as reasonably practicable, but in no event later than thirty (30) Trading Days following the Cancelation Request Date.

§ 16

Limitation of Liability

(1)	The Company (or any of its directors, officers, employees, agents or advisors) does not:

(a)	assume any responsibility or liability for the development of the value or market price of the Shares and/or the ADS;

(b)

warrant, assure or guarantee any increase in value of the Shares and/or the ADS, in particular it is neither warranted, assured or guaranteed that a Participant will be able to sell his or her participation in the Company with a profit in the future nor that no loss will be incurred; or

(c)	warrant, assure or guarantee a profit of the Participant from the SOP 2019 or any Stock Option granted thereunder.

(2)

Each Participant declares with his or her participation in the SOP 2019 that the participation is voluntary. Each Participant is aware of the fact that he or she alone bears the risk of a decrease in or total loss of value of his or her investments. Each Participant accepts the offer to participate in the SOP 2019 at his or her own risk and assumes any liability relating thereto.

(3)

Each Participant is responsible for obtaining legal, tax and any other necessary advice before participating in the SOP 2019 and for evaluating the tax effects connected with the SOP 2019. Each Participant accepts and declares that he or she has not been advised by or on behalf of the Company or its Representatives with respect to his or her participation in the SOP  2019 (in particular, regarding legal and tax issues of such participation).

§ 17

Taxes, Social Security and Costs

(1)

All taxes (including payroll taxes), social security contributions, further duties and costs accrued by the Participant in connection with his or her participation in the SOP 2019 shall be borne by each Participant.

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Each Participant is obliged to pay taxes relating to the respective options granted/exercised under the SOP 2019, or relating to a transfer of such options by the Participant to a third party, to the competent tax authorities. Each Participant shall fully indemnify the Company in respect of all such liabilities and obligations against tax authorities.

(2)

The employer of the Participant is entitled, if required by statutory law, to withhold payroll tax or any other taxes or duties or social security contributions to be paid by (or on behalf and account of) the Participant. This applies even after termination of the employment of the Participant with the Company. The Company is entitled to demand the full co-operation of the Participant even after his or her leave with respect to the withholding of taxes, social security contributions, other duties and costs in connection with the SOP 2019. The Participant undertakes to fully co-operate with the Company.

(3)

Withholdings mentioned above do not release the Participant from his or her responsibility and obligation to pay all taxes, social contributions, further duties and costs being due and accruing in connection with his or her participation in the SOP 2019 or the grant, exercise or transfer of any Stock Options.

§ 18

Insider Trading, Black-Out Periods, Securities Law Requirements

(1)

Any exercise of, or any other transaction in, the Stock Options (each a “Transaction”) must be conducted in compliance with (i) all applicable insider trading laws and regulations, and (ii) all provisions of any insider trading rules established by the Company ((i) and (ii) together the “Insider Trading Rules”). The Participant should note that Insider Trading Rules may apply even to Transactions conducted prior to the admission of the shares of the Company or the ADS of the Company to trading on a stock exchange. Each Participant is personally responsible for informing himself about, and acting in full compliance with, all applicable Insider Trading Rules. Any individual non-compliance with applicable Insider Trading Rules may lead to the imposition of civil and criminal penalties (as the case may be).

(2)

In order to minimize the potential for prohibited insider trading, the Management Board, and with respect to MBs the Supervisory Board, may establish in its sole discretion periods from time to time during which the Participant may not engage in transactions involving the Stock Options and/or the Shares and/or the ADS (the “Black-Out Periods”). Notwithstanding any other provisions in these Rules, the Participant may not exercise any Stock Options during an applicable Black-Out Period.

(3)

The obligation of the Company to issue any securities and to settle any awards under the SOP 2019 shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any grant to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any securities unless such securities have been properly registered pursuant to the U.S. Securities Act or unless the Company is satisfied that such securities may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the U.S. Securities Act any of the securities to be offered or sold under the SOP 2019. The Company may restrict the transfer of securities issued pursuant to the SOP 2019 in such a manner as it deems advisable to ensure the availability, or facilitate compliance with, of any exemption from the registration requirements the U.S. Securities Act or any other applicable laws.

(4)

The Company or the Third Party Service Provider (as defined below in § 20 (1)), as the case may be, may cancel a grant under the SOP 2019 or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of securities from the public markets, the Company’s issuance of securities to the Participant, the Participant’s acquisition of securities from the Company and/or the Participant’s sale of securities to the public markets, illegal, impracticable or inadvisable. If the Company or the Third Party Service Provider, as the case may be, determines to cancel all or any portion of a grant in accordance with the

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foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the securities subject to such grant or portion thereof cancelled (determined as of the applicable exercise date, or the date that the securities would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or base amount or any amount payable as a condition of delivery of securities. Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such grant or portion thereof.

(5)

Notwithstanding any provision of the SOP 2019 to the contrary, in no event shall a Participant be permitted to exercise a Stock Option in a manner that the Company or the Third Party Service Provider, as the case may be, determines would violate the United States Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the U.S. Securities Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

§ 19

Form Requirements, Notices

(1)

Any legal statements and other notices in connection with the SOP 2019 (collectively the “Notices”) shall be made in text form (Textform) pursuant to § 126b BGB unless any other specific form is required by mandatory law or these Rules.

(2)	Any Notice to be delivered to the Company shall be addressed as follows:

(a)

in case of MBs: by mail to Jumia Technologies AG, Attn. Chairperson of the Supervisory Board (currently Jonathan D. Klein), Charlottenstraße 4, 10969 Berlin; and by email (attached as pdf-copy) ###; and

(b)	in any other case: by mail to Jumia Technologies AG, Attn. Co-CEO Sacha Poignonnec, Charlottenstraße 4, 10969 Berlin; and by email (attached as pdf-copy) to ###.

The Company shall communicate changes in the address set forth in the previous sentence as soon as possible to the Participants. In the absence of such communication, the address stated above shall remain in place.

(3)

Any Notice to be given to the Participant may be served by being handed to him personally or by being sent to him or her at his or her home address shown in the records of the Company. The Participant shall communicate changes in his or her home address as soon as possible to the Company.

§ 20

Data Protection

(1)

By participating in the SOP 2019 each Participant expressly consents to the collection, storage, usage, transfer and processing of personal information provided by the Participant to the Company or a third party employed or contracted by the Company to administer or assist with the administration or implementation of the SOP 2019 (the “Third Party Service Provider”), solely for all purposes relating to the implementation, operation and administration of the SOP 2019. These include, but are not limited to:

(a)	administering and maintaining Participants’ records;

(b)	providing information about the Participant to a Third Party Service Provider; and

(c)

transferring information about the Participant to a Company’s or a Third Party Service Provider’s premises in a country or territory that may not provide the same statutory protection for the information as the Participant’s home country to the extent such transfer is required to implement, operate or administer the SOP 2019.

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(2)

The Participant is entitled to a copy of the personal information held about him or her and information about the purpose of the collection, storage, usage, transfer and processing of the personal information. The Participant has the right to have the personal information corrected in case of any inaccurateness. Any rights of the Participant pursuant to the General Data Protection Regulation (Regulation EU 2016/679 of the European Parliament and of the Council of 27 April 2016) remain unaffected.

§ 21

Governing Law and Jurisdiction

(1)

The SOP 2019, any Stock Options granted thereunder and these Rules shall be exclusively governed by, and be construed in accordance with, the laws of the Federal Republic of Germany, without regard to principles of conflicts of laws.

(2)

Any dispute, controversy or claim arising from or in connection with the SOP 2019, any Stock Options granted thereunder or these Rules or their validity shall be decided upon to the extent legally permissible by the competent courts in Berlin.

§ 22

Final Provisions

(1)

These Rules will become effective upon registration of the Conditional Capital 2019 with the commercial register of the Company. All provisions in these Rules shall be subject to the terms and conditions established by the SOP Resolution.

(2)

Unless otherwise explicitly provided for in these Rules, the Participant shall not be entitled to assign any rights or claims under the SOP 2019 and these Rules without the written consent of the Company.

(3)

In these Rules, the headings are inserted for convenience only and shall not affect the interpretation of these Rules; where a German term has been inserted in quotation marks and/or italics it alone (and not the English term to which it relates) shall be authoritative for the purpose of the interpretation of the relevant English term in these Rules. The terms “including” and “in particular” shall always mean “including, without limitation” and “in particular, without limitation”, respectively. Any reference made in these Rules to any clauses without further indication of a law, an agreement or another document shall mean clauses of these Rules.

(4)

In the event that one or more provisions of these Rules shall, or shall be deemed to, be invalid or unenforceable, the validity and enforceability of the other provisions of this Agreement shall not be affected thereby. In such case, the Company and the Participant agree to recognize and give effect to such valid and enforceable provision or provisions, which correspond as closely as possible with the commercial intent of the Parties. The same shall apply in the event that these Rules contain any unintended gaps (unbeabsichtigte Lücken).

Berlin, [●]

Jumia Technologies AG

The Supervisory Board	The Management Board

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